Exhibit 99.1

Press Release
	Contacts:	Terry Sanford, EVP & CFO
FOR IMMEDIATE RELEASE		Carriage Services, Inc. 713-332-8400

	Investors:	Alexandra Tramont/Matt Steinberg
FD
(212) 850-5600
CARRIAGE SERVICES CHIEF EXECUTIVE OFFICER ADOPTS RULE 10b5-1 TRADING PLAN
     HOUSTON — May 24, 2011 — Carriage Services, Inc. (NYSE: CSV) announced today that Melvin C. Payne, Chief Executive Officer of Carriage Services, Inc., has entered into a stock trading plan in accordance with Rule 10b5-1 (the “Plan”) of the Securities Exchange Act of 1934.
     Rule 10b5-1 allows officers and directors of public companies, at a time when they are not aware of material nonpublic information, to adopt predetermined plans for selling shares of company stock. In accordance with 10b5-1 rules, the seller will have no discretion over the sale of shares under the plan.
     Mr. Payne’s Plan is intended to permit the orderly disposition of a portion of his holdings as part of his personal long-term financial plan for asset diversification, liquidity, and to repay bank loans that have been outstanding for several years. Under the terms of the Plan, Mr. Payne intends to sell $750,000 worth of shares of Carriage common stock through December 31, 2011. At today’s market price, that represents approximately 120,000 shares, or approximately 7% of Mr. Payne’s total current position in the Company’s shares and options. Following the completion of the Plan, Mr. Payne will continue to be one of the Company’s largest shareholders, holding approximately 9% of the Company’s common stock (including current options), not including any future grant of stock options or restricted shares pursuant to the company’s long term incentive programs for executive officers. Mr. Payne intends to remain as Chairman and Chief Executive Officer of Carriage and recently entered into a new three year employment contract. The transactions may take place from time-to-time on or after May 24, 2011, subject to certain Plan criteria, including certain minimum price levels and daily volume activity.
     No Carriage common stock has been sold to date pursuant the Plan. Any shares of Carriage common stock sold by Mr. Payne will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission.

     Carriage Services is a leading provider of deathcare services and merchandise in the United States. Carriage operates 151 funeral homes in 25 states and 33 cemeteries in 12 states.
Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2010, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.
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